Exhibit 99.1

T2 Biosystems Reports Second Quarter 2019 Financial Results and Provides Corporate Update

Announces Two Financing Agreements to Potentially Provide up to $60 Million of Additional Capital;

Reducing Cash Burn by 30% by Q4 2019

Achieved $1.8 Million in Total Revenue and Secured 12 New T2Dx® Instrument Contracts

Updates 2019 Financial Guidance

Announced Management Update

LEXINGTON, Mass., July 30, 2019 (GLOBE NEWSWIRE) – T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, announced today the operating highlights and financial results for the second quarter ended June 30, 2019.

Financing Agreement Highlights:

•	The Company entered into two financing agreements that enables the potential access to up to $60 million of additional capital, potentially strengthening its financial position.

•

Entered into an At-the-Market (ATM) equity offering agreement with Canaccord Genuity LLC pursuant to which Canaccord will, at the Company’s option, use reasonable best efforts to sell up to $30 million of our common stock at our direction.

•

Entered into common stock purchase and registration rights agreements with Lincoln Park Capital Fund, LLC (LPC), a Chicago-based institutional investor, under which we will have the right and the sole discretion to sell to LPC up to $30 million worth of shares over a 36-month period at market rates based on closing prices in the past 10 days from when a sales of shares may occur, subject to certain limitations under the agreement as further described below under the section titled “Financing Agreement Details”.

“We plan to be opportunistic in accessing the capital markets, including through these agreements, and we may not sell the full amount under either agreement. We will remain open to other potential sources of additional capital, both from a traditional financing perspective and through business development opportunities. Combined with our plan to reduce our cash burn by 30% by the fourth quarter and our projected capital requirements, we believe we have a means to efficiently use resources now available to us to achieve our goals,” said John McDonough, chief executive officer. “We believe these financing agreements are consistent with our plan to be strategic in the way we access capital. In addition, we continue to pursue business development opportunities as a way to potentially provide non-dilutive cash to our balance sheet.”

Second Quarter and Recent Business and Financial Performance Highlights:

•	Reported second quarter total revenue of $1.8 million.

•	Reported second quarter product revenue of $1.3 million, up 8% year-over-year, from an increase in T2Bacteria Panel testing revenue by over 80% from the first quarter.

•	Secured 12 new contracts for T2Dx® Instruments in the second quarter, compared to 9 new contracts in the second quarter of 2018.

•

Highlighted products and technology at several medical meetings during the second quarter, including early, positive T2Bacteria® Panel clinical data and experience from commercial customers and data supporting new panel opportunities.

•	Published results from T2Bacteria® Panel pivotal clinical study in the Annals of Internal Medicine® journal; additional cost-effectiveness data published in peer-reviewed journals.

•	Expanded international business by entering exclusive distribution agreements covering five new markets representing approximately 1,170 hospitals that could benefit from T2’s products.

Mr. McDonough added, “During the second quarter T2Bacteria revenue grew over 80% from the first quarter and we continued to secure new customer contracts for T2Bacteria, while also assisting hospitals through the validation and evaluation process so that they can begin testing patients. All of the new hospitals that have completed this process in the U.S. and international markets in 2019 are tracking at or above our expectations in terms of utilization, demonstrating the clinical need for our direct-from-blood rapid diagnostic tests. In some cases, the sales cycle and validation process have taken longer than anticipated, and we are adjusting our product revenue expectations for the year as a result. We have made changes to our commercial team, strategy and tactics in the field to accelerate these timelines and remain confident in the long-term outlook for T2Bacteria growth.”

“We remain excited about potential business development opportunities that are expected to result in both research and commercial revenues. Anticipated research revenue associated with one such opportunity has been impacted by a delay in the timing of the agreement by about three months. We now expect the contract to be finalized in the second half of the year and still expect to realize the full value of the contract into next year.”

Additional Financial Results:

•	Research and grant contribution revenues were $0.5 million in the second quarter, compared to $2.7 million in last year’s second quarter.

•

Costs and expenses in the second quarter, excluding cost of product revenue, were $10.8 million, compared to last year’s second quarter costs and expenses of $11.4 million. Total costs and expenses include depreciation and non-cash stock compensation of $2.0 million compared to $4.5 million in last year’s second quarter, a decrease primarily due to last year’s vesting of performance-based restricted stock units.

•	Operating margin in the second quarter was a loss of $13.8 million, compared to last year’s second quarter operating loss of $10.9 million.

Weighted average shares outstanding were 44.4 million for the second quarter, compared to 38.3 million in the same period last year.

Guidance:

The Company is updating its full year 2019 financial guidance as follows:

•	Total revenue is expected to be $8.7 million to $9.6 million, including product revenue of $5.7 million to $6.1 million and research and grant contribution revenue of $3.0 million to $3.5 million.

•	The Company expects to secure contracts of 43 to 53 T2Dx® Instruments in 2019.

•

A combination of cost control efforts and growth in revenue is expected to reduce quarterly cash burn to below $8 million by the fourth quarter of 2019. Operating expenses, excluding cost of product revenue and contingent on closing a research collaboration, are expected to be $10.5 million to $11.5 million in the third and fourth quarters of 2019 and $7.0 to $8.0 million absent the research collaboration in the fourth quarter. Total costs and expenses will include non-cash depreciation and stock-based compensation expenses of approximately $1.5 million per quarter. We will provide a further update on expected fourth quarter operating expenses at the time of our next earnings release.

•	The Company believes that an additional $40 million of capital is required to get to cash flow breakeven.

Financing Agreement Details

T2 entered into an At-the-Market (ATM) equity distribution agreement with Canaccord Genuity LLC. Pursuant to the ATM, Canaccord has agreed to act as our sales agent and at the Company’s option, use reasonable best efforts to sell up to an aggregate of $30 million of our common stock. Sales of common stock, if any, under the ATM Program will be made by methods deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended. There is no guarantee that we will be able to see all or any of the total amount of shares under the ATM.

T2 entered into a common stock purchase agreement and registration rights agreement (together, the “Agreements”) with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor, for up to $30 million, subject to limitations. Under the terms of the Agreements and subject to the limitations thereunder, T2 will have the right and the sole discretion to sell to LPC up to $30 million worth of shares over a 36-month period. T2 will control the timing and amount of any future investment and LPC will be obligated to make purchases in accordance with the Agreements and at the lower of the current market price or the purchase price looking back at the closing price over the past 10 days and averaging the 3 lowest prices. There are no upper limits to the price at which the shares may be sold to LPC. There are limitations under the agreement as to the number of shares that can be sold on any day, the price at which they are sold and the total number of shares that may be sold under the agreement. In particular, T2 cannot sell more than 20% of its outstanding shares, or 8,902,661 shares as of today, at a price lower than $1.52 per share under the Agreement pursuant to Nasdaq rules without first obtaining shareholder approval, which would equate to $12,908,858 based on the closing price of our common stock on July 29, 2019. If the share price is above $1.52 per share, this share limitation does not apply and, subject to other limitations, the Company may sell up to $30 million worth of shares at the Company’s sole option.

LPC has agreed not to cause or engage in any manner whatsoever, in any direct or indirect short selling or hedging of shares of the Company’s common stock. No warrants, derivatives, financial or business covenants are associated with the Agreements. As consideration for the commitment of to purchase share, T2 has issued 413,349 shares to LPC as a commitment fee. The Agreements may be terminated by the Company at any time, at its sole discretion, without any cost or penalty.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in these offerings, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

Management Update – Executive Succession Plan

The Company also announced that founding CEO John McDonough has been named executive Chairman, effective immediately, and that the Company is undertaking a national search for a new CEO. Once that candidate is identified, Mr. McDonough will become non-executive Chairman of the Board. Mr. McDonough will continue in the role of CEO and Executive Chairman until his successor is in place.

Stanley Lapidus, lead independent board member of T2 Biosystems, said, “On behalf of the board, I would like to thank John, the founding CEO of our Company, for guiding the company through its formative stages, initial public offering and early commercial years. We are particularly proud that under John’s leadership, the company has created a technology and market with a whole new approach to diagnostics and has received FDA clearance for three products that many believed were not possible. It is gratifying that we have seen the benefits of these products on patient care in the United States and outside the United States. The board looks forward to working closely with John as we begin the process to find the right person to lead the Company through our next phase of growth. This process could take a number of months and we will make an announcement when we have a new CEO in place.”

Mr. McDonough commented, “It is personally the right time for me and I believe, the right time for T2 to begin the process of finding a successor for the CEO role. I have been honored to have worked diligently at the helm for 12 years and I look forward to working with our Board of Directors in the search process and fostering a smooth transition to my successor while moving to the non-executive Chairman role.”

Conference Call

Management will host a conference call today with the investment community at 4:30 p.m. Eastern Time to discuss the financial results and other business developments. Interested parties may access the live call via telephone by dialing 1-877-407-9208 (U.S.) or 1-201-493-6784 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Investors/Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call, also in the Investors/Events & Presentations section of the website.

About T2 Biosystems:

T2 Biosystems, a leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Candida® Panel, and T2Bacteria® Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including products for the detection of additional species and antibiotic resistance markers of sepsis pathogens, and tests for Lyme disease. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding additional patients, timing of testing patients, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,”

“anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission, or SEC, on March 14, 2019, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Zack Kubow, W2O Group

zkubow@w2ogroup.com

415-658-6436

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$28,422	$50,805
Accounts receivable	1,179	1,786
Inventories	3,100	2,677
Prepaid expenses and other current assets	713	1,340

Total current assets	33,414	56,608
Property and equipment, net	7,262	7,315
Operating lease right-of-use assets	4,108	—
Restricted cash	180	180
Other assets	206	206

Total assets	$45,170	$64,309

Liabilities and stockholders’ equity
Current liabilities:
Notes payable	$42,885	$42,373
Accounts payable	2,911	744
Accrued expenses and other current liabilities	8,823	6,073
Derivative liability	2,503	2,142
Deferred revenue	677	697
Current portion of lease incentives	—	268

Total current liabilities	57,799	52,297
Lease incentives, net of current portion	—	492
Operating lease liabilities, net of current portion	2,893	—
Deferred revenue, net of current portion	98	133
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 44,535,572 and 44,175,441 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	44	44
Additional paid-in capital	332,301	328,514
Accumulated deficit	(347,965)	(317,171)

Total stockholders’ (deficit) equity	(15,620)	11,387

Total liabilities and stockholders’ equity	$45,170	$64,309

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Product revenue	$1,274	$1,220	$2,588	$2,268
Research revenue	71	2,711	213	3,974
Contribution revenue	459	—	788	—

Total revenue	1,804	3,931	3,589	6,242
Costs and expenses:
Cost of product revenue	4,820	3,458	9,208	6,731
Research and development	4,048	3,749	7,949	8,467
Selling, general and administrative	6,722	7,611	13,776	13,366

Total costs and expenses	15,590	14,818	30,933	28,564

Loss from operations	(13,786)	(10,887)	(27,344)	(22,322)
Interest expense, net	(2,000)	(1,506)	(3,782)	(3,074)
Other income, net	139	69	332	159

Net loss and comprehensive loss	$(15,647)	$(12,324)	$(30,794)	$(25,237)

Net loss per share – basic and diluted	$(0.35)	$(0.32)	$(0.69)	$(0.68)

Weighted-average number of common shares used in computing net loss per share – basic and diluted	44,426,402	38,263,486	44,354,771	37,127,208